Exhibit 99

The Fifth Third Bancorp Master Profit Sharing Plan

Financial Statements and Notes to Financial Statements as of and for the years ended December 31, 2014 and 2013, Supplemental Schedule as of December 31, 2014, and Report of Independent Registered Public Accounting Firm

THE FIFTH THIRD BANCORP MASTER PROFIT SHARING PLAN

TABLE OF CONTENTS

Page

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

FINANCIAL STATEMENTS AND NOTES TO FINANCIAL STATEMENTS:

Statements of Net Assets Available for Benefits as of December 31, 2014 and 2013	2

Statements of Changes in Net Assets Available for Benefits for the years ended December 31, 2014 and 2013	3

Notes to Financial Statements as of and for the years ended December 31, 2014 and 2013	4-12

SUPPLEMENTAL SCHEDULE -

Schedule H, Part IV, Line 4(i) - Schedule of Assets (Held at End of Year) as of December 31, 2014	14-15

NOTE:	All other schedules required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 have been omitted because they are not applicable.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To Fifth Third Bancorp as the Plan Sponsor and the Pension and Profit Sharing Committee of The Fifth Third Bancorp Master Profit Sharing Plan:

We have audited the accompanying statements of net assets available for benefits of The Fifth Third Bancorp Master Profit Sharing Plan (the “Plan”) as of December 31, 2014 and 2013, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2014 and 2013, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The supplemental schedule of Assets (Held at End of Year) as of December 31, 2014 has been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements. The supplemental schedule is the responsibility of the Plan’s management. Our audit procedures included determining whether the supplemental schedule reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental schedule. In forming our opinion on the supplemental schedule, we evaluated whether the supplemental schedule, including its form and content, is presented in compliance with the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, such schedule is fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ DELOITTE & TOUCHE LLP

Cincinnati, Ohio June 29, 2015

THE FIFTH THIRD BANCORP MASTER PROFIT SHARING PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

AS OF DECEMBER 31, 2014 AND 2013

	2014	2013
ASSETS:
Cash	$535,400	$369,860

Investments - At fair value:
Cash equivalents	105,477,807	117,838,732
Common stock of Fifth Third Bancorp	221,757,547	258,381,790
Collective funds	737,910,313	631,777,145
Mutual funds	607,410,494	598,263,892

Total investments	1,672,556,161	1,606,261,559

Receivables:
Employer contribution	18,705,195	33,425,862
Notes receivable from participants	23,606,915	22,368,448
Accrued investment income	1,414,912	1,478,380

Total receivables	43,727,022	57,272,690

Total assets	1,716,818,583	1,663,904,109

LIABILITIES:
Excess contributions payable	1,604,292	1,582,960

NET ASSETS AVAILABLE FOR BENEFITS	$1,715,214,291	$1,662,321,149

See Notes to Financial Statements.

THE FIFTH THIRD BANCORP MASTER PROFIT SHARING PLAN

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

FOR THE YEARS ENDED DECEMBER 31, 2014 AND 2013

	2014	2013
ADDITIONS:
Investment income:
Dividends	$63,202,159	$42,855,426
Interest	971,408	919,806
Net appreciation in fair value of investments	19,738,338	246,874,382

Net investment income	83,911,905	290,649,614

Other income	1,870,177	4,757,483

Contributions:
Employer	59,019,965	75,250,154
Employee, net of excess contributions	77,750,048	78,713,525
Rollover	3,653,821	4,717,225

Total contributions	140,423,834	158,680,904

Total additions	226,205,916	454,088,001

DEDUCTIONS:
Benefits paid to participants	(172,352,468)	(160,779,459)
Administrative expenses	(960,306)	(832,791)

Total deductions	(173,312,774)	(161,612,250)

INCREASE IN NET ASSETS AVAILABLE FOR BENEFITS	52,893,142	292,475,751

NET ASSETS AVAILABLE FOR BENEFITS:
Beginning of period	1,662,321,149	1,369,845,398

End of period	$1,715,214,291	$1,662,321,149

See Notes to Financial Statements.

THE FIFTH THIRD BANCORP MASTER PROFIT SHARING PLAN

NOTES TO FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2014 AND 2013

1.	DESCRIPTION OF PLAN

The following brief description of the Fifth Third Bancorp Master Profit Sharing Plan (the “Plan”) is provided for general information purposes only. Participants should refer to the Plan agreement for a more complete description of the Plan’s information.

General - The Plan is a defined contribution profit sharing plan, with a 401(k) feature, with separate accounts maintained for each participant. Each employee of a participating Fifth Third Bancorp (the “Bancorp”) subsidiary automatically becomes a participant on the first payroll date after becoming an employee. With regard to the profit sharing feature, employees are eligible immediately upon hire. For the 401(k) feature, employees are eligible to participate after 30 days of service. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA). The Bancorp is the Plan Sponsor. The original Plan became effective December 31, 1954.

Investment Options - At December 31, 2014, participants can direct their accounts to be invested in Fifth Third Bancorp common stock, one money market fund, 17 collective funds, 12 mutual funds and a self-directed brokerage window offering a money market fund and mutual funds only offered by the Plan as investment options with a few limited restrictions. At December 31, 2013, participants could direct their accounts to be invested in Fifth Third Bancorp common stock, two money market funds, 16 collective funds, 12 mutual funds and a self-directed brokerage window offering mutual funds only offered by the Plan as investment options with a few limited restrictions.

Administration - The Fifth Third Bancorp Pension, Profit Sharing and Medical Plan Committee, serves as the Plan Administrator. JP Morgan Chase Bank, N.A. serves as the trustee of the Plan. The investment assets of the Plan are held in separate trust funds by JP Morgan Chase Bank, N.A. where such assets are managed. JP Morgan must adhere to the investment authority of the Plan Administrator. Empower Retirement serves as the Plan’s recordkeeper and performs certain functions as agent of the trustee under an agency agreement.

Funding and Vesting - The Bancorp’s profit sharing contribution to the Plan is a percentage of eligible compensation determined annually by the Board of Directors of the Bancorp and allocated to participants in accordance with the provisions of the Plan. The profit sharing contribution by the Bancorp is allocated to participants in the proportion that the compensation of each participant bears to the compensation of all participants for the Plan year.

The 401(k) component of the Plan permits voluntary contributions from participants up to 50% of their eligible compensation. Such contributions are credited directly to the participants’ accounts and are fully vested. Contributions may be allocated to the available investment options at the discretion of the participant. Gains and losses under the Plan are calculated on a daily basis and allocated to participant accounts based on account balances.

The Plan also accepts before-tax rollover contributions and Roth rollover contributions from other qualified plans or from individual retirement accounts. Rollovers are credited to a participant’s rollover contribution account. Before-tax rollover contributions are treated in a manner similar to before-tax contributions for Plan accounting and federal income tax purposes. Neither type of rollover contribution is eligible for matching contributions by the Bancorp.

For voluntary and matching contributions, employees are eligible to participate in the Plan starting the pay period after they have completed 30 days of service. The Bancorp matches 100% of the first 4% contributed on a pre-tax or Roth basis. Both matching and profit sharing contributions vest on a three-year cliff vesting schedule, so that after three years of service, a participant is 100% vested in the matching and profit sharing contributions; anything less than three years of service, a participant is 0% vested. Matching and profit sharing contributions are invested in the same funds selected by participants for future contributions.

Both voluntary contributions and Bancorp matching contributions are subject to statutory limitations. For further information on a subsequent event related to Plan funding refer to Note 7.

Participant Accounts - Individual accounts are maintained for each participant of the Plan. Each participant’s account is credited with the participant’s contribution, the Bancorp’s matching contribution, allocations of the Bancorp’s discretionary contributions, Plan earnings, and charged with withdrawals and an allocation of Plan losses. Allocations are based on participant earnings or account balances, as defined. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account.

Forfeited Accounts - For the years ended December 31, 2014 and 2013, forfeited nonvested accounts totaled $7,101,841 and $6,894,816, respectively, and the entire balances of these accounts were used to reduce future employer contributions.

Termination - Although it has not expressed its intention to do so, the Bancorp has the right under the Plan to discontinue the contributions of any participating Bancorp subsidiary at any time and to amend or terminate the Plan subject to the provisions set forth in ERISA. If the Plan were to be terminated, the value of the proportionate interest of each participant would be determined as of the date of termination, and this amount would be fully vested and nonforfeitable.

Payment of Benefits - The Plan provides for payment of benefits of accumulated vested amounts upon termination of employment. Benefits are generally payable in the form of lump-sum payments or periodic payments. Benefits are recorded when paid. The benefit to which an employee is entitled is the benefit that can be provided from the participant’s vested account.

Benefits Payable - Amounts allocated to accounts of persons who have elected to withdraw from the Plan, but have not yet been paid were immaterial at December 31, 2014 and 2013.

Tax Status - The Internal Revenue Service (IRS) has determined and informed the Bancorp by a letter dated May 19, 2015 that the Plan and related trust are designed in accordance with applicable sections of the Internal Revenue Code (IRC). Therefore, no provision for income taxes has been included in the Plan’s financial statements.

Accounting principles generally accepted in the United States of America (U.S. GAAP) require Plan management to evaluate tax positions taken by the Plan and recognize a tax liability if the Plan has taken an uncertain position that more likely than not would not be sustained upon examination by the Internal Revenue Service. The Plan is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress. The Plan administrator believes it is no longer subject to income tax examinations for years prior to 2011.

Notes Receivable from Participants - Loans to participants are measured at amortized cost. Participants may borrow from certain fund accounts a minimum of $1,000 up to the lesser of $50,000 or 50% of the vested portion of their account balance. A participant can request a loan for any reason. Each loan, by its terms, is required to be repaid within five years. The loans are secured by the balance in the participant’s account and bear interest at a rate equal to the rate charged by the Bancorp on a similar loan as determined quarterly by the Plan administrator. Interest rates on loans at December 31, 2014 were 4.25% and ranged from 4.25% - 9.25% at December 31, 2013. Principal and interest are paid by the participant through payroll deductions authorized by the participant. Terminated employees must repay the outstanding loan principal balance in full or take a deemed distribution equal to the outstanding loan principal balance.

Withdrawals - Participants are eligible to request withdrawals upon severance of employment, attainment of age 59  1/2 or in the case of specific hardships. Amounts attributable to historic after-tax and rollover contributions are also available for in-service withdrawal. The Plan also makes mandatory age 70  1/2 distributions pursuant to required minimum distribution regulations issued by the IRS.

Dividend Pass-Through Election - A participant with an account (including any sub-account) invested in Fifth Third Bancorp common stock (or in the event of the participant’s death, their beneficiary), shall have the right to elect, in accordance with instructions or procedures of the Plan Administrator, or its delegate to either (1) leave such dividends in the Plan for reinvestment in common stock of Fifth Third Bancorp; or (2) take the dividends in cash.

Excess Contributions Payable - In accordance with IRC limits, the Plan is required to return excess contributions received during the Plan year. Contributions totaling $1,604,292 and $1,582,960 were refunded to applicable participants during 2015 and 2014, respectively. These refunds are required in order for the Plan to pass the Average Deferral Percentage (ADP) test and to comply with IRC Section 415 for the years ended December 31, 2014 and 2013.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The following are the significant accounting policies followed by the Plan:

Basis of Accounting - The accounting records of the Plan are maintained on the accrual basis of accounting. The accompanying financial statements have been prepared in accordance with U.S. GAAP.

Use of Estimates - The preparation of financial statements in conformity with U.S. GAAP requires the Plan Administrator to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates and assumptions.

Risk and Uncertainties - The Plan, at the direction of the participant, invests in various securities, which may include U.S. governmental securities, corporate debt instruments and corporate stocks. Investment securities, in general, are exposed to various risks, such as interest rate, credit and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and such changes could materially affect the amounts reported in the financial statements.

Cash Equivalents - Cash equivalents include amounts held in the Federated Prime Cash Obligation Money Market Fund and the JPMorgan Prime Money Market Fund which is part of the self-directed brokerage window. Cash equivalents are readily convertible to cash upon demand and are considered short-term investment funds that have a maturity of 90 days or less and are valued at cost which approximates fair value.

Valuation of Investments - The Plan’s investments are stated at fair value in accordance with Accounting Standards Codification Topic 820, Fair Value Measurements and Disclosures. Quoted market prices, when available, are used to value equity securities and mutual funds. Collective funds are stated at fair value, as determined by the issuer of the collective funds, based on the net asset value (“NAV”) per share or its equivalent, without adjustment, as quoted by the issuer or the collective fund. For further information on fair value measurements, see Note 5.

Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date. Net appreciation (depreciation) includes the Plan’s gains and losses on investments bought and sold during the year.

Management fees and operating expenses charged to the Plan for investments in the mutual funds and collective trust funds are deducted from income earned on a daily basis and are not separately reflected. Consequently, management fees and operating expenses are reflected as a reduction of investment return for such investments.

Administrative Expenses - Certain administrative expenses of the Plan are paid by the Plan as provided in the Plan document. A portion of the legal fees incurred in the administration of the Plan were also allocated to participants’ accounts on a pro-rata basis.

3.	INVESTMENTS

Investments representing 5% or more of net assets available for benefits as of December 31, 2014 and 2013 are as follows, and stated at fair value:

	December 31,	December 31,
	2014	2013
Fifth Third Bancorp common stock (10,883,806 and 12,286,343 shares, respectively)	$221,757,547	$258,381,790
Fifth Third Bank Equity Index Fund for Employee Benefit Plans (2,115,133 shares)	101,451,001	<5%
Federated Prime Cash Obligations Money Market Fund (100,857,202 and 113,678,146 shares, respectively)	100,900,186	113,710,064
Touchstone Large Cap Growth Fund (3,309,463 and 2,997,202 shares, respectively)	97,040,540	95,300,307

The following table represents the net appreciation (depreciation) in the fair value of Plan investments during the years ended:

	December 31,	December 31,
	2014	2013
Net appreciation (depreciation) in the fair value of investments:
Common stock of Fifth Third Bancorp	$(7,440,624)	$76,736,795
Collective funds	50,763,510	106,105,032
Mutual funds	(23,584,548)	64,032,555

Total	$19,738,338	$246,874,382

4.	EXEMPT PARTY-IN-INTEREST TRANSACTIONS

Fifth Third Bank provided the Plan with certain accounting and administrative services for which no fees were charged.

At December 31, 2014 and 2013, the Plan held 10,883,806 and 12,286,343 shares of the Bancorp’s common stock, respectively, with fair values of $221,757,547 and $258,381,790, respectively. Total dividends received from shares of the Bancorp’s common stock were $5,835,953 and $6,021,343 during the years ended December 31, 2014 and 2013, respectively.

5.	FAIR VALUE MEASUREMENTS

The Plan measures certain financial assets and liabilities at fair value in accordance with U.S. GAAP, which defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. U.S. GAAP also establishes a fair value hierarchy, which prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the instrument’s fair value measurement. The three levels within the fair value hierarchy are described as follows:

Level 1 - Quoted prices (unadjusted) in active markets for identical assets or liabilities that the Plan has the ability to access at the measurement date.

Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include: quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability; and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

Level 3 - Unobservable inputs for the asset or liability for which there is little, if any, market activity at the measurement date. Unobservable inputs reflect the Plan’s own assumptions about what market participants would use to price the asset or liability. The inputs are developed based on the best information available in the circumstances, which might include the Plan’s own financial data such as internally developed pricing models, discounted cash flow methodologies, as well as instruments for which the fair value determination requires significant management judgment.

The methods described above involve various valuation techniques and models, which involve inputs that are observable, when available. Valuation techniques and parameters used for measuring assets and liabilities are reviewed and validated on a quarterly basis. Additionally, the Plan monitors the fair values of significant assets and liabilities using a variety of methods including the evaluation of pricing runs and exception reports based on certain analytical criteria, comparison to previous trades and overall review and assessments for reasonableness.

The following tables summarize assets measured at fair value on a recurring basis:

	Fair Value Measurements Using
As of December 31, 2014	Level 1(a)	Level 2(a)	Level 3	Total Fair Value
Investments:
Cash equivalents
Federated Prime Cash Obligation Money Market Fund	$100,900,186	$—	$—	$100,900,186
JPMorgan Prime Money Market Fund(b)	4,577,621	—	—	4,577,621
Common stock
Fifth Third Bancorp	221,757,547	—	—	221,757,547
Collective funds	—	737,910,313	—	737,910,313
Mutual funds
Large cap allocation funds	227,710,550	—	—	227,710,550
Bond funds	92,570,100	—	—	92,570,100
Mid cap allocation funds	142,337,504	—	—	142,337,504
Small cap allocation funds	70,392,983	—	—	70,392,983
Foreign large cap allocation funds	40,319,063	—	—	40,319,063
Self-directed brokerage account	34,080,294	—	—	34,080,294

Total investments	$934,645,848	$737,910,313	$—	$1,672,556,161

	Fair Value Measurements Using
As of December 31, 2013	Level 1(a)	Level 2(a)	Level 3	Total Fair Value
Investments:
Cash equivalents
Federated Prime Cash Obligation Money Market Fund	$113,710,064	$—	$—	$113,710,064
JPMorgan Prime Money Market Fund(b)	4,128,668	—	—	4,128,668
Common stock
Fifth Third Bancorp	258,381,790	—	—	258,381,790
Collective funds	—	631,777,145	—	631,777,145
Mutual funds
Large cap allocation funds	225,396,417	—	—	225,396,417
Bond funds	85,124,852	—	—	85,124,852
Mid cap allocation funds	135,442,998	—	—	135,442,998
Small cap allocation funds	76,265,598	—	—	76,265,598
Foreign large cap allocation funds	41,760,633	—	—	41,760,633
Self-directed brokerage account	34,273,394	—	—	34,273,394

Total investments	$974,484,414	$631,777,145	$—	$1,606,261,559

(a)	The Bancorp evaluates the significance of transfers between levels based upon the nature of the financial instrument and size of the transfer relative to total net assets available for benefits. During the years ended December 31, 2014 and 2013, no assets or liabilities were transferred between Level 1 and Level 2.
(b)	Part of the self-directed brokerage account.

The following is a description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy.

Cash equivalents

Cash equivalents are comprised of money market mutual funds that invest in short-term money market instruments that are issued and payable in U.S. dollars. The Plan measures its cash equivalent funds that are exchange-traded using the fund’s quoted price, which is in an active market. Therefore, these investments are classified within Level 1 of the valuation hierarchy.

Common stock

The Plan measures its common stock using the stock’s quoted price, which is available in an active market. Therefore, these investments are classified within Level 1 of the valuation hierarchy.

Collective funds

Investments in collective funds are valued based upon the redemption price of units held by the Plan, which is based on the current fair value of the fund’s underlying assets. Unit values are determined by the financial institution sponsoring such funds by dividing the fund’s net assets at fair value by its units outstanding at the valuation dates to obtain the investment’s NAV. Therefore, these investments are classified within Level 2 of the valuation hierarchy.

NAV Disclosures

The Plan measures the fair value of certain investments based on the investee’s NAV or its equivalent. Investments valued using NAV as a practical expedient as of December 31, 2014 and 2013 consisted of the collective funds. Investments in the collective funds do not have a holding period and there are no unfunded commitments.

The collective funds seek an investment return that approximates as closely as practicable, before expenses, the performance of the associated investment index over the long term.

The collective funds are managed using a passive or indexing investment approach, by which the sponsoring investment institution attempts to invest in the securities comprising the relevant investment index in the same proportions as they are represented in the index. In some cases, it may not be possible or practicable to purchase all of the securities comprising the index, or to hold them in the same weightings as they represent in the index. From time to time, the sponsoring investment institution may purchase securities that are not yet represented in the index or sell securities that have not yet been removed from the index.

Mutual funds

The Plan measures its mutual funds that are exchange-traded, including the self-directed brokerage account offering mutual funds, using the fund’s quoted price, which is available in an active market. Therefore, these investments are classified within Level 1 of the valuation hierarchy.

Fair Value of Certain Financial Instruments

The following tables summarize the carrying amounts and estimated fair values for certain financial instruments, excluding financial instruments measured at fair value on a recurring basis:

	Net Carrying	Fair Value Measurements Using			Total Fair
As of December 31, 2014	Amount	Level 1	Level 2	Level 3	Value
Financial Assets:
Cash	$535,400	535,400	—	—	$535,400
Employer contribution	18,705,195	18,705,195	—	—	18,705,195
Notes receivable from participants	23,606,915	23,606,915	—	—	23,606,915
Accrued investment income	1,414,912	1,414,912	—	—	1,414,912

Financial Liabilities:
Excess contributions payable	1,604,292	1,604,292	—	—	1,604,292

	Net Carrying	Fair Value Measurements Using			Total Fair
As of December 31, 2013	Amount	Level 1	Level 2	Level 3	Value
Financial Assets:
Cash	$369,860	369,860	—	—	$369,860
Employer contribution	33,425,862	33,425,862	—	—	33,425,862
Notes receivable from participants	22,368,448	22,368,448	—	—	22,368,448
Accrued investment income	1,478,380	1,478,380	—	—	1,478,380

Financial Liabilities:
Excess contributions payable	1,582,960	1,582,960	—	—	1,582,960

Cash, employer contribution, notes receivable from participants, accrued investment income and excess contributions payable

For financial instruments with a short-term or no stated maturity, prevailing market rates and limited credit risk, carrying amounts approximate fair value.

6.	RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500

	2014	2013
Net assets available for benefits per the financial statements	$1,715,214,291	$1,662,321,149

Total assets (current value column) per Form 5500 Schedule of Assets (Held at End of Year)	$1,715,214,291	$1,662,321,149

Increase in net assets per the financial statements	$52,893,142	$292,475,751
Net change in adjustment from contract value to fair value for fully benefit-responsive investment contracts	—	(1,614,665)

Net income per Form 5500	$52,893,142	$290,861,086

7.	SUBSEQUENT EVENT

Fifth Third Bancorp amended and restated the Fifth Third Bancorp Master Profit Sharing Plan in its entirety, effective as of January 1, 2015. The Plan now utilizes a “safe harbor” design under IRS 401(k) regulations and has been renamed to the Fifth Third Bancorp 401(k) Savings Plan.

Beginning with the 2015 Plan Year, the Bancorp provides a higher company match contribution of 150% of the first two percent contributed by employees on a pre-tax or Roth basis and an additional 100% of pre-tax or Roth employee contributions in excess of two percent but not in excess of a total of six percent. Newly hired employees on or after January 1, 2015 will now be eligible to receive matching contributions after 180 days of service. In addition, beginning with the 2015 Plan Year, a participant is immediately 100% vested in the company matching contributions.

SUPPLEMENTAL SCHEDULE

THE FIFTH THIRD BANCORP MASTER PROFIT SHARING PLAN

SCHEDULE H, PART IV, LINE 4(i)

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2014

(a)	(b)	(c)	(d)	(e)
	Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment Including Maturity Date, Rate of Interest, Collateral, Par or Maturity Value	Cost**	Current Fair Value

	CASH:
*	JPMorgan	Uninvested Cash- Fifth Third Stock	n/a	$535,400

	CASH EQUIVALENTS:
	Federated	Federated Prime Cash Obligation Money Market Fund	n/a	100,900,186
*	JP Morgan	JPMorgan Prime Money Market Fund	n/a	4,577,621

	Total Cash Equivalents			105,477,807

	COMMON STOCK:
*	JPMorgan	Fifth Third Stock	n/a	221,757,547

	COLLECTIVE FUNDS:
*	Fifth Third Bank	Equity Index Fund for Employee Benefit Plans Class B	n/a	101,451,001
	SSgA	State Street Global Advisors Global Equity Ex U.S. Index Non-Lending Series Class C	n/a	85,713,374
	SSgA	State Street Global Advisors Russell Large Cap Growth Index - Non-Lending Series Class C	n/a	71,615,772
	SSgA	State Street Global Advisors S&P Mid Cap Non-Lending Series Class C	n/a	67,910,395
	SSgA	State Street Global Advisors U.S. Bond Index Non-Lending Series Class C	n/a	61,139,652
	SSgA	State Street Global Advisors Russell Large Cap Value Index Non-Lending Series Class C	n/a	51,336,476
*	JPMorgan	JPMorgan Target Retirement Date 2030 Fund	n/a	48,473,862
*	JPMorgan	JPMorgan Target Retirement Date 2025 Fund	n/a	45,166,839
*	JPMorgan	JPMorgan Target Retirement Date 2020 Fund	n/a	39,203,425
*	JPMorgan	JPMorgan Target Retirement Date 2035 Fund	n/a	38,747,193
*	JPMorgan	JPMorgan Target Retirement Date 2040 Fund	n/a	30,642,906
*	JPMorgan	JPMorgan Target Retirement Date 2015 Fund	n/a	24,784,968
	SSgA	State Street Global Advisors Russell Small Cap Index Non- Lending Series Class S	n/a	21,864,820
*	JPMorgan	JPMorgan Target Retirement Date 2045 Fund	n/a	21,142,997

(Continued)

THE FIFTH THIRD BANCORP MASTER PROFIT SHARING PLAN

SCHEDULE H, PART IV, LINE 4(i)

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2014

(a)	(b)	(c)	(d)	(e)
	Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment Including Maturity Date, Rate of Interest, Collateral, Par or Maturity Value	Cost**	Current Fair Value

	COLLECTIVE FUNDS:
*	JPMorgan	JPMorgan Target Retirement Date 2050 Fund	n/a	12,760,213
*	JPMorgan	JPMorgan Target Retirement Date Income Fund	n/a	12,679,834
*	JPMorgan	JPMorgan Target Retirement Date 2055 Fund	n/a	3,276,586

	Total Collective Funds			737,910,313

	MUTUAL FUNDS:
	Touchstone	Touchstone Large Cap Growth Fund	n/a	97,040,540
	Goldman Sachs	Goldman Sachs Mid Cap Value Fund	n/a	73,101,629
	Goldman Sachs	Goldman Sachs Growth Opportunities Fund	n/a	69,235,875
*	JPMorgan	JPMorgan Core Bond Fund	n/a	68,608,507
	Touchstone	Touchstone Value Fund	n/a	60,072,913
	Lazard	Lazard Emerging Markets Fund	n/a	55,716,570
	Alliance Bernstein	Alliance Bernstein Small Cap Growth Fund	n/a	47,055,143
	Touchstone	Touchstone International Value Fund	n/a	40,319,063
*	JPMorgan	JPMorgan Self-directed Brokerage Account	n/a	34,080,294
	Touchstone	Touchstone Small Cap Value Fund	n/a	23,337,840
	Ivy Funds	Ivy Core Equity Fund	n/a	14,880,527
	American Century	American Century Inflation-Adjusted Bond Fund	n/a	14,429,339
*	JPMorgan	JPMorgan Short Duration Bond Fund	n/a	9,532,254

	Total Mutual Funds			607,410,494

	LOANS:
*	Various	Participant notes receivable (4.25% interest rate and maturing on various dates through December 2019)	n/a	23,606,915

	TOTAL			$1,696,698,476

*	A party-in-interest as defined by ERISA
**	Cost information is not required and, therefore, is not included

(Concluded)